Exhibit 10.3(ad)

ADTRAN SALES INCENTIVE COMPENSATION PROGRAM

GENERAL TERMS

The following terms and conditions constitute the general terms (hereinafter the “General Terms”) that are applicable for the ADTRAN sales incentive compensation program. ADTRAN reserves the right to make changes to these General Terms at any time with prior notice and such changes shall be effective upon such notice by ADTRAN. These conditions apply to all participants in ADTRAN’s sales incentive compensation program.

1.	INCENTIVE COMPENSATION

Incentive compensation, except any portion in excess of 180% of objective, will be earned under one of the following conditions:

i.	When ADTRAN ships product to the customer and recognizes revenue for that shipment.

OR

ii.	When ADTRAN ships service items to the customer.

OR

iii.	When one of ADTRAN’s authorized distributors, resellers or service providers delivers product to the customer and reports this transaction through a point of sale report to ADTRAN.

Incentive compensation in excess of 180% of objective is earned in accordance with Section 3 below.

2.	INDIVIDUAL PERFORMANCE AWARD

The Individual Performance Award (objective and incentive compensation at objective) for each participant will be set according to account history/performance, account plan and/or revenue potential and the individual’s responsibility and role in the account.

3.	INDIVIDUAL PERFORMANCE AWARD ACCELERATORS

If the objective is exceeded, an accelerator may be applied to the incentive compensation rate (incentive compensation at objective divided by objective, “base rate”). Accelerators are defined on the individuals Attachment A Document.

Once participant reaches 180% of their objective any earned incentive compensation will be paid over the following calendar year on a quarterly basis at 25% per quarter, payable with the first incentive compensation check received following each ADTRAN fiscal quarter end. If a participant has two (2) or more objectives, this rule applies to each objective individually. When multiple objectives apply to one individual, the accelerator can be based on the achievement of all objectives or individually, as indicated on the respective attachment A. Unless otherwise noted on the Attachment A, all objectives must be achieved in order to be eligible for accelerators. The Accelerator portion that is in excess of 180% of objective is not earned unless the participant is an active employee or contractor of ADTRAN at the time of payment according to the payout schedule above. If the participant voluntarily or involuntarily terminates from ADTRAN prior to the payout of the incentive compensation deferral or any portion thereof, all unearned incentive compensation will be forfeited.

4.	ATTACHMENT A

Attachment A will be used to establish the incentive compensation structure which will be used to determine incentive compensation payments.

5.	INCENTIVES PAID IN FOREIGN CURRENCIES

All objectives and incentive compensation will be initially set in US Dollars. For those participants paid in foreign currency, monthly payments will be converted to local currency based on the current monthly Baan FX rate determined by ADTRAN.

6.	WINDFALL

Windfall may be deemed in effect in situations where unusually large sales occur, a participant is over 300% of assigned objective or the participant had little influence on a credited sale. Once a windfall is declared, further incentive compensation, if any, is granted at the sole discretion of the Vice President of Sales.

7.	DRAW COMPENSATION

In some circumstances (i.e., newly hired sales person, a sales person who changes regions or entry into new markets/products), a recoverable draw may be provided for a period of time, as approved by the Vice President of Sales and the CEO or CFO. All payments related to incentive compensation during the draw period will be applied against the draw. If incentive compensation earned is in excess of the draw, any incentive compensation over the draw amount will be applied to any unearned draw balance.

8.	TERRITORY/APPROVED ACCOUNT LIST

At the discretion of Vice President of Sales, each participant will be assigned a geographic territory, vertical industry, named accounts, or some combination thereof.

From time to time, based on marketing or other considerations, these account lists may change. Change in territory or account coverage will be discussed with the affected parties prior to final change in assignment. The final decision on accounts/territory assignment and reassignments are at the sole discretion of the Vice President of Sales. In the event of territory reassignments, the Vice President of Sales may revise objectives and/or incentive rates.

9.	ACCOUNT SHARING

In the event two or more participants are involved in the sales effort of the same account, then the manner in which the incentive compensation is shared will be determined by the Vice President of Sales. In the event an account has locations in more than one geographic territory and in the event that these locations are involved in some significant way in product evaluation, contract negotiations or system implementation, the incentive compensation may be split among more than one sales person. The division of incentive compensation will be decided by the Vice President of Sales.

10.	INCENTIVE COMPENSATION ADJUSTMENTS

Incentive compensation may be reduced or eliminated and incentive compensation payments adjusted to reflect the situation if a customer takes any one or more of the following actions:

•	Claims or earns a credit or allowance

•	The order amount is canceled or reduced
•	Files a petition for bankruptcy
•	Has a receiver appointed
•	Makes a general assignment for the benefit of creditors
•	Liquidates, dissolves, or discontinues its business
•	Pending resolution (if any) of a bankruptcy court then incentives will be credited based on the cash receipts received from the court
•	Does not pay amount of invoice or pays a reduced amount.
•	Other situations at the sole discretion of the Vice President of Sales

Any adjustments applicable to incentive compensation payments already paid will be effected over a period of time not to exceed three (3) months unless a longer period is otherwise approved by the CEO or CFO on a case by case basis.

By signing below, the participant consents and authorizes ADTRAN to deduct any adjustments applicable to incentive compensation payments already paid as described above from incentive compensation payments owing by ADTRAN and acknowledges that this authorization is made pursuant to any applicable employment standards legislation requiring authorization to make such deductions.

11.	RECOUPMENT OF INCENTIVE COMPENSATION FOR VIOLATION OF ADTRAN GLOBAL ANTI-CORRUPTION POLICY

ADTRAN is dedicated to maintaining and promoting a culture focused on integrity and accountability and discourages conduct detrimental to ADTRAN’s sustainable growth. To that end, and consistent with ADTRAN’s core values, if, in its sole discretion, ADTRAN determines that incentive compensation has been paid to any participant for a business transaction determined by ADTRAN to be in violation of ADTRAN’s Global Anti-Corruption Policy, as the same exist or may be amended from time to time in the future, ADTRAN will endeavor to remedy the violation and prevent its recurrence. Specifically, and without limitation, ADTRAN may, in its sole discretion and to the extent permitted by law, immediately recoup such incentive compensation from any participant involved with the business transaction, notwithstanding any provision to the contrary herein and irrespective of the participant’s culpability. This remedy would be in addition to, and not in lieu of, discipline imposed by ADTRAN or by law enforcement agencies, regulators, or other authorities.

By signing below, the participant consents and authorizes ADTRAN to recoup any applicable incentive compensation payments as described in the preceding paragraph from incentive compensation payments owing from ADTRAN to the participant. Participant acknowledges that this authorization is made pursuant to any applicable employment standards legislation requiring authorization to make such deductions.

12.	SALES PLAN DATES

The effective dates of the incentive compensation program are specified on Attachment A.

13.	INCENTIVE ASSIGNMENT AND ACCEPTANCE

A participant shall not assign or give any part of his/her incentive compensation to any agent, customer or representative of ADTRAN or to other persons as an inducement in obtaining an order; nor shall he/she accept inducements of incentives from agents or representatives of other interests for his/her assistance in selling or recommending their products or services. Evidence of a violation of these principles may constitute grounds for immediate dismissal from ADTRAN.

14.	TERMINATING PARTICIPANTS

The final incentive compensation payment will reflect incentive compensation following termination in accordance with the type of termination. A participant who terminates voluntarily will receive payment based on incentive compensation recorded through the employee’s termination date. A participant who is terminated for cause may be paid under this program only at ADTRAN’s sole discretion. At Management discretion, a sales     person who is otherwise terminated involuntarily may receive payment based on revenue recorded for a maximum of thirty (30) days following termination.

The final incentive compensation payment will be subject to offsets for outstanding draws and other amounts such as travel advances, adjustment of prior incentive payments, failure to return ADTRAN assets, etc.

15.	PARTICIPANTS STARTING DURING THE YEAR

For participants starting during the calendar year, all objectives and incentive compensation, will be based on the participant’s incentive compensation plan start date or January 1 of the current year and paid based on incentive compensation generated from the participant start date forward through the remainder of the calendar year. This process will also apply to internal participants transferring into an incentive compensation based position during the year; however, all internal transfers into an incentive compensation based position must begin on the first day of a calendar month with no mid- month incentive compensation plan start dates.

16.	EVENT OF DEATH

In the event of the death of the sales person, all incentive compensation will be paid to the estate of the participant in the same manner, as would have been the case had the participant survived and terminated employment voluntarily.

17.	DISCREPANCY REPORTING

It is the responsibility of the participant to audit his/her monthly incentive compensation payments and inform the Vice President of Sales or his/her delegate of any discrepancies within sixty (60) days from the date the payment is received. Any disputes regarding incentive compensation payments will be resolved at the sole discretion of ADTRAN. In no event shall any under payment or over payment, occurring more than 6 months prior to the discrepancy notification, be eligible for reconciliation.

18.	PROGRAM INTERPRETATION

Any issue of interpretation, meaning, clarification or alteration of this Sales Incentive Compensation Program shall be determined by the Vice President of Sales acting in good faith.

19.	AUTHORIZED LEAVE OF ABSENCE

Incentive payments may be suspended and pro-rated when the participant is placed on authorized leave of absence.

20.	REVENUE RECOGNITION

Discussions with customers are an integral part of the responsibility of all sales personnel within ADTRAN and may involve contract negotiations. As such, there are specific processes and procedures that must be followed during these discussions. Entering into verbal agreements is not in the best interest of ADTRAN and could result in undesirable revenue recognition implications or create other unauthorized liabilities for the company. Entering into any verbal agreement with a customer is unacceptable and could result in dismissal of the sales person for cause. All written agreements must follow the proper review and approval processes within ADTRAN and may only be signed by an officer of the company. If unsure of the specific approval processes or in the event of any concerns over the financial implications of any such agreement, sales personnel are instructed to contact the Corporate Controller for guidance.

21.	ACKNOWLEDGEMENT AND ACCEPTANCE

I have read, thoroughly understand, and fully accept these General Terms as part of the Sales Incentive Compensation Program. I have had the opportunity to discuss all questions regarding these General Terms and the Sales Incentive Compensation Plan with my manager and any such questions have been answered to my satisfaction. This program supersedes all previous programs.

Participant Signature

Date

Date	:		ATTACHMENT A
Page	: 1
ADTRAN Production Company		:

ADTRAN Compensation Package Production : Attachment A :

Year:

Title:

Effective Date:

Individual Performance Award :

Objective 1 :

Incentive Compensation Rate :

Incentive Compensation at Objective 1 :

Objective 2 :

Incentive Compensation Rate :

Incentive Compensation at Objective 2 :

Objective 3 :

Incentive Compensation Rate :

Incentive Compensation at Objective 3 :

Total Objective :

Total Incentive Compensation at Objective :

		% of Objective	Accelerator
Objective 1	:	-
Accelerator	Option :	-
-

Objective 2	:	-
Accelerator	Option :	-
-

Objective 3	:	-

Accelerator Option :	-
-

Accelerators apply individually to objectives only when Totalobjective is achieved.

Date	:		ATTACHMENT A
Page	: 2
ADTRAN Production Company		:

ADTRAN Compensation Package Production : Attachment A :

Has Draw:

Recoverable Draw:

Draw Type:

Percent of YTD Quota: Effective Date:

Designated Accounts and Geography:

Designated Accounts All Direct Customers

-

Designated Geographic Territory Global

Special Notes / Condition